Sub-Item 77I. Terms of New or Amended Securities

Advantage Funds, Inc. (the "Company") Dreyfus Opportunistic Small Cap Fund (the "Fund")

At a meeting held on September 8, 2016, the Board of Directors of the Company, on behalf of the Fund, approved a proposal to re-designate the existing shares of the Fund as Investor shares and to offer Class I and Y shares as new classes of shares of the Fund.

A description of the Fund's Investor and Class I and Y shares is included in the Fund's prospectus and statement of additional information filed as part of Post-Effective Amendment No. 131 to the Company's Registration Statement ("Post-Effective Amendment No. 131"), filed with the Securities and Exchange Commission on September 29, 2016, and is incorporated by reference herein.

A revised Rule 18f-3 Plan for the Fund was filed as Exhibit (n)(1) to Post-Effective Amendment No. 131 and is incorporated by reference herein.